Exhibit 21.0

SUBSIDIARIES OF

ICF INTERNATIONAL, INC.

NAME	JURISDICTION OF INCORPORATION/ ORGANIZATION
ICF Consulting Group, Inc.	Delaware
ICF Consulting Pty. Ltd.	Australia
ICF Consultoria do Brasil, Ltda.	Brazil
ICF Consulting Canada, Inc.	Canada
ICF Emergency Management Services, L.L.C.	Delaware
ICF Incorporated, L.L.C.	Delaware
(d/b/a ICF (Delaware), L.L.C. in Arizona)
(d/b/a ICF Consulting, L.L.C. in California)
(d/b/a ICF, L.L.C. in Michigan)
(d/b/a ICF Minnesota, L.L.C. in Minnesota)
(d/b/a ICF (Delaware), L.L.C. in Missouri)
(d/b/a ICF Delaware in New York)
(d/b/a ICF Ohio, L.L.C. in Ohio)
(d/b/a ICF PA, L.L.C. in Pennsylvania)
(d/b/a ICF, L.L.C. in Texas)
(d/b/a ICF, L.L.C. in Virginia)
(dba ICF Incorporated, LLC in Afghanistan)
ICF Resources, L.L.C.	Delaware
ICF Consulting India Private, Ltd.	India
ICF Consulting Limited	U.K.
ICF Z-Tech, Inc.	Maryland
ICF SH&E, Inc.	Delaware
ICF SH&E Limited	U.K.
(d/b/a ICF SH&E Limited (Singapore Branch) in Singapore)
ICF Jones & Stokes, Inc.	Delaware
ICF International Consulting (Beijing) Company, Ltd.	China
ICF Jacob & Sundstrom, Inc.	Maryland
ICF Macro, Inc.	Delaware
(dba ICF Macro, Inc. in Kenya)	Kenya
(dba ICF Macro Inc. in Democratic Republic of the Congo)	Democratic Republic of the Congo
(d/b/a ICF Macro Inc. Succursale Mali in Mali) (d/b/a ICF Macro Inc. in South Africa)
GHK Holdings Ltd.	U.K.
ICF Consulting Services, Ltd. (f/k/a GHK Consulting Ltd.)	U.K.
(d/b/a GHK Consulting Limited, Philippine Branch in the Philippines)
(d/b/a GHK Consulting Ltd. Pakistan Branch in Pakistan)
ICF Consulting Services Hong Kong Ltd. (f/k/a GHKHong Kong) Ltd.	Hong Kong
ICF Consulting Services, India Private, Ltd. (f/k/a GHK Development Consultants India Private, Ltd.)	India
GHK Polska Szoo	Poland
GHK International Ltd.	U.K
Olson + Co., Inc. Bonfire Partners, L.L.C. Olson Canada, Inc. PulsePoint Group, LLC Olson PR, LLC Full Angle Communications, SA Mostra, SA	Minnesota Minnesota Ontario, Canada Texas Illinois Belgium Belgium